Exhibit 99.6

The following revised prior period financial information is being provided as an exhibit to this Form S-4 filed by Express Scripts Holding Company.

REVISION OF PRIOR PERIOD FINANCIAL INFORMATION

While preparing historical financial statements for the Registration Statement on Form S-4, the Company identified certain immaterial errors in the presentation and allocation of certain line items in the previously reported condensed consolidating financial information between the Non-Guarantors column and the Eliminations column. In accordance with Staff Accounting Bulletin No. 99 and Staff Accounting Bulletin No. 108, the Company evaluated these errors and, based on an analysis of quantitative and qualitative factors, determined that they were immaterial to each of the prior reporting periods affected and, therefore, amendment of previously filed reports with the SEC was not required. However, the Company is filing herein the revised condensed consolidating statement of operations for the quarters ended June 30, 2012 and September 30, 2012, to correct all such immaterial errors.

The errors were specific to presentation within our condensed consolidating financial information and had no impact on consolidated statements of operations, consolidated balance sheets or consolidated statements of cash flows for any period.

Revisions were made to the condensed consolidating statement of operations for the three and six months ended June 30, 2012 and for the three and nine months ended September 30, 2012 to correct amounts related to certain intercompany revenues and operating expenses that were not correctly recorded on a gross basis in the Non-Guarantors column. The effect of the revision is an increase in revenue and operating expenses in the Non-Guarantors column by $268.5 million for the three and six months ended June 30, 2012, by $290.1 million for the three months ended September 30, 2012 and by $558.6 million for the nine months ended September 30, 2012. The revision resulted in corresponding offsets in the Eliminations column for each period. There was no impact to net income in either the Non-Guarantors column or the Eliminations column.

Condensed Consolidating Statement of Operations

(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated
For the three months ended September 30, 2012
Revenues	$—	$7,282.3	$14,137.2	$5,870.2	$413.8	$(704.1)	$26,999.4
Operating expenses	—	6,957.5	13,951.0	5,610.2	386.3	(704.1)	26,200.9

Operating income (loss)	—	324.8	186.2	260.0	27.5	—	798.5
Undistributed gain from joint venture	—	2.5	2.6	—	—	—	5.1
Interest (expense) income, net	(95.5)	(33.3)	(18.0)	(3.3)	(4.4)	—	(154.5)

Income (loss) before income taxes	(95.5)	294.0	170.8	256.7	23.1	—	649.1
Provision (benefit) for income taxes	(41.4)	114.1	65.4	110.4	9.2	—	257.7

Net income (loss) from continuing operations	(54.1)	179.9	105.4	146.3	13.9	—	391.4
Equity in earnings of subsidiaries	445.5	183.3	(23.1)	—	—	(605.7)	—

Net income (loss)	391.4	363.2	82.3	146.3	13.9	(605.7)	391.4

Other comprehensive income (loss), net of tax	8.5	3.8	4.7	—	8.5	(17.0)	8.5

Comprehensive income	$399.9	$367.0	$87.0	$146.3	$22.4	$(622.7)	$399.9

For the nine months ended September 30, 2012
Revenues	$—	$22,360.3	$28,642.1	$16,379.7	$966.3	$(1,523.9)	$66,824.5
Operating expenses	—	21,395.6	28,582.8	15,654.8	856.5	(1,523.9)	64,965.8

Operating income (loss)	—	964.7	59.3	724.9	109.8	—	1,858.7
Undistributed gain from joint venture	—	4.7	4.7	—	—	—	9.4
Interest expense, net	(251.4)	(153.0)	(40.2)	(3.3)	(9.2)	—	(457.1)

Income (loss) before income taxes	(251.4)	816.4	23.8	721.6	100.6	—	1,411.0
Provision (benefit) for income taxes	(97.6)	364.2	9.1	307.9	18.6	—	602.2

Net income (loss) from continuing operations	(153.8)	452.2	14.7	413.7	82.0	—	808.8
Equity in earnings of subsidiaries	962.6	463.4	32.3	—	—	(1,458.3)	—

Net income (loss)	808.8	915.6	47.0	413.7	82.0	(1,458.3)	808.8

Other comprehensive income (loss), net of tax	(0.4)	3.1	(3.5)	—	(0.4)	0.8	(0.4)

Comprehensive income	$808.4	$918.7	$43.5	$413.7	$81.6	$(1457.5)	$808.4

For the three months ended June 30, 2012
Revenues	$—	$7,515.6	$14,504.9	$6,024.9	$466.9	$(819.8)	$27,692.5
Operating expenses	—	7,218.4	14,631.8	5,752.0	414.4	(819.8)	27,196.8

Operating income (loss)	—	297.2	(126.9)	272.9	52.5	—	495.7
Undistributed gain from joint venture	—	2.2	2.1	—	—	—	4.3
Interest (expense) income, net	(96.1)	(51.5)	(22.2)	1.1	(4.2)	—	(172.9)

Income (loss) before income taxes	(96.1)	247.9	(147.0)	274.0	48.3	—	327.1
Provision (benefit) for income taxes	(33.0)	143.7	(56.3)	117.0	6.1	—	177.5

Net income (loss) from continuing operations	(63.1)	104.2	(90.7)	157.0	42.2	—	149.6
Equity in earnings of subsidiaries	212.7	143.8	55.4	—	—	(411.9)	—

Net income (loss)	149.6	248.0	(35.3)	157.0	42.2	(411.9)	149.6

Other comprehensive income (loss), net of tax	(10.5)	(2.3)	(8.2)	—	(10.5)	21.0	(10.5)

Comprehensive income	$139.1	$245.7	$(43.5)	$157.0	$31.7	$(390.9)	$139.1

For the six months ended June 30, 2012
Revenues	$—	$15,078.0	$14,504.9	$10,509.5	$552.5	$(819.8)	$39,825.1
Operating expenses	—	14,438.1	14,631.8	10,044.6	470.2	(819.8)	38,764.9

Operating income (loss)	—	639.9	(126.9)	464.9	82.3	—	1,060.2
Undistributed gain from joint venture	—	2.2	2.1	—	—	—	4.3
Interest expense, net	(155.9)	(119.7)	(22.2)	—	(4.8)	—	(302.6)

Income (loss) before income taxes	(155.9)	522.4	(147.0)	464.9	77.5	—	761.9
Provision (benefit) for income taxes	(56.2)	250.1	(56.3)	197.5	9.4	—	344.5

Net income (loss) from continuing operations	(99.7)	272.3	(90.7)	267.4	68.1	—	417.4
Equity in earnings of subsidiaries	517.1	280.1	55.4	—	—	(852.6)	—

Net income (loss)	417.4	552.4	(35.3)	267.4	68.1	(852.6)	417.4

Other comprehensive income (loss), net of tax	(8.9)	(0.7)	(8.2)	—	(8.9)	17.8	(8.9)

Comprehensive income	$408.5	$551.7	$(43.5)	$267.4	$59.2	$(834.8)	$408.5

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